Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT is entered into and effective as of July 1, 2008 (“Effective Date”), by and between LAPOLLA INDUSTRIES, INC., a Delaware Corporation (“Company”) and Ted J. Medford (“Executive”).

W I T N E S S E T H:

WHEREAS, Company desires to employ Executive and Executive desires to accept such employment to act as the Vice President of a new division to be formed for the purpose of designing, sourcing, marketing and selling spray polyurethane foam and application equipment, for residential, commercial and industrial insulation applications (“New Division”), subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, the parties hereto, in consideration of the premises and mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.            EMPLOYMENT TERM.  Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment for a period beginning on the Effective Date and ending December 31, 2012, unless sooner terminated in accordance with Section 6 hereof (“Employment Period”).

2.            POSITION; DUTIES.  During the Employment Period, Executive shall hold the title and position of Vice President of the Company and shall have the duties and responsibilities usually vested in such capacity, as determined from time to time by the Chairman of the Board, Board of Directors, Chief Executive Officer, and By-laws.  Executive may only be relocated from his current Georgia residence upon the mutual agreement of Executive and Company.

3.            MANNER OF PERFORMANCE.  Executive shall serve the Company and devote all his business time, his best efforts and all his skill and ability in the performance of his duties hereunder.  Executive shall carry out his duties in a competent and professional manner, to the reasonable satisfaction of the Chairman of the Board, Board of Directors and Chief Executive Officer of the Company, and shall work with other Executives of the Company and generally promote the best interests of the Company and its stockholders. Executive shall not, in any capacity engage in any activity which is, or may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company.

4.            COMPENSATION AND RELATED MATTERS.  Executive’s compensation for his services shall be as follows:

4.1           Base Compensation.  During the Employment Period, Executive shall receive a base salary ("Annual Base Salary") of $240,000, payable in accordance with the Company’s normal payroll practices.

4.2           Bonuses.  During the Employment Period, Executive shall receive cash bonuses relating to the overall performance of the New Division, subject to the terms described below:

4.2.1           Thresholds.  In order for Executive to become eligible for cash bonuses in Section 4.2, the New Division must meet a minimum of $12,000,000 base gross revenue (“Base Gross Revenue”), a minimum 23% gross margin (“Base Gross Margin”), and maximum $2,500,000 base operating expenses (“Base Operating Expenses”), on an annual basis. A six percent (6%) annual increase in the Base Operating Expenses is allowable for growth of the division.

4.2.2           Net Profit Bonus.  Subject to the New Division meeting the thresholds in Section 4.2.1, Executive shall be entitled to 3% of the net profit of the New Division, accrued on an annual basis (“Net Profit Bonus”).  For example, assuming the New Division’s gross revenue is equal to $16,485,000, gross margin is equal to 23%, operating expenses are equal to $2,500,000, and net profit is $1,291,550 for the 2009 calendar year, then Executive would be entitled to a Net Profit Bonus of $38,747 for the 2009 calendar year.

4.2.3           Gross Revenue Bonus.  Executive shall be entitled to ¾ % of gross revenue greater than Base Gross Revenue, accrued on an annual basis (“Gross Revenue Bonus”).  For example, assuming the New Division’s gross revenue is equal to $16,485,000, gross margin is equal to 23%, and operating expenses are equal to $2,500,000 for the 2009 calendar year, then Executive would be entitled to a Gross Revenue Bonus of $33,638 for the 2009 calendar year.

4.2.4           Payment.  The determination of whether or not a cash bonus has been earned by Executive will be made by the Compensation Committee based on the annual audited financial results as approved by the Audit Committee. The cash bonuses due and payable under this Section 4.2 shall be paid to Executive by the end of the calendar month after which such determination was made for each year of the Employment Period.  In the event of any dispute concerning the decision of the Compensation Committee, the parties agree to mediate such dispute in good faith for a period of up to thirty days following such determination by the Compensation Committee.

4.3           Awards.  During the Employment Period, Executive shall be entitled to earn awards under equity or other plans or programs that the Company may from time to time, in its discretion, determine to put into effect. The administrator of these plans or programs shall determine the terms, conditions, performance criteria and restrictions of the awards.

4.4           Compensation and Benefit Programs. During the term of Executive’s employment hereunder, Executive (and, to the extent applicable, Executive's family) shall be entitled to participate in the following plans as they may exist from time to time during the term hereof, to wit, any and all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as offered by the Company from time to time to its Executives, including savings, pension, profit-sharing, stock options, and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

4.5           Vacation Time and Other Benefits.  Executive shall be entitled to three weeks of vacation without loss of compensation each year during the Employment Period.  Vacation will be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by Executive hereunder. Notwithstanding the foregoing, as an officer of Company, Executive is expected to utilize his vacation time judiciously and so as not to jeopardize the business of the Company.  Unused vacation may not be carried forth to the next calendar year without prior written consent by the Company, except that no written consent is required for carrying over a maximum of five (5) days to any subsequent year. The Executive will be provided a “No Cost” vehicle by the Company during the Employment Term, subject to such rules, regulations, terms and conditions established by the Company.  Said vehicle shall be comparable to that afforded Company's other executives.

4.6           Expense Reimbursement.  Company shall provide the Executive reasonable reimbursement of out-of-pocket expenses incurred by him in connection with his duties hereunder, upon submission of appropriate documentation.

4.7           Withholding Taxes.  Company shall have the right to deduct or withhold from all payments due to Executive hereunder any and all sums required for any and all federal, social security, state and local taxes, assessments or charges now applicable or that may be enacted and become applicable in the future.

5.            NON-COMPETITION; NON-DISCLOSURE; AND RELATED MATTERS.

5.1           Non-Competition.  During the Employment Period and for a period of two (2) years after the termination of Executive’s employment with Company for any reason (collectively the “Restriction Period”), the Executive shall not, either directly or indirectly, for himself or any third party, anywhere within North America:  (a) engage in or have any interest in any activity that directly or indirectly competes with the business of the Company or of any of its affiliates (which for purposes hereof shall include all subsidiaries or parent companies of the Company, now or in the future during the Employment Period), as conducted at any time during the Employment Period, including without limitation, accepting employment from or providing consulting services to any such competitor, owning any interest in or being a partner, shareholder or owner of any such competitor, (b) solicit, induce, recruit, or cause another person in the employ of the Company or its affiliates or who is a consultant or independent contractor for the Company or its affiliates to terminate his employment, engagement or other relationship with the Company or its affiliates, or (c) solicit or accept business from any individual or entity which shall have obtained the goods or services of, or purchased goods or services from, the Company or its affiliates during the two year period immediately prior to the end of the Employment Period or which otherwise competes with or engages in a business which is competitive with or similar to the business of the Company or any of its affiliates, (d) call on, solicit or accept any business from any of the actual or targeted prospective customers of the Company or its affiliates (the identity of and information concerning which constitute trade secrets and Confidential Information of the Company) on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such customers or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.  Notwithstanding the foregoing, no Restriction Period shall be applicable in the event Executive is terminated by Company other than for Cause as provided in Section 6.5 below.

5.2           Non-Disclosure.  The Executive shall not at any time during the term hereof or thereafter divulge, communicate, or use in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, the term “Confidential Information” includes, but is not limited to, information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law provided that prior to disclosing any such information required by law, Executive shall give prior written notice thereof to Company and provide Company with the opportunity to contest the disclosure.  The Executive shall not disclose, without limitation as to time, Confidential Information to any person, firm, Company, association or other entity for any purpose or reason whatsoever, except (i) to authorized representatives of the Company, (ii) during the Employment Period, such information may be disclosed by the Executive as is specifically required by Company in the course of performing his duties for the Company, and (iii) to counsel and other advisers of Company subject to Company’s prior approval and provided that such advisers agree to the confidentiality provisions of this Section 5.2.

5.3           Ownership of Developments.  All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes or works of authorship developed or created by Executive during the course of performing work for the Company or its customers (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code.  To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product.  Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.  All of the foregoing shall also be deemed Confidential Information for the purposes of Section 5.2, above.

5.4           Books and Records. All books, records, and accounts relating in any manner to the Company (i.e., financial information, customer, supplier, vendor identity, etc.), whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or otherwise on the Company’s request at any time.

5.5           Definition of Company.  Solely for purposes of this Agreement, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

5.6           Acknowledgment by Executive.  The Executive acknowledges and confirms that (i) the restrictive covenants contained in this Section 5 are reasonably necessary to protect the legitimate business interests of the Company, and (ii) the restrictions contained in this Section 5 (including without limitation the geographic area and length of the term of the provisions of this Section 5) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that his special knowledge of the business of the Company is or will be such as would cause the Company serious injury or loss and substantially diminish the value of the business if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 5. The Executive further acknowledges that the restrictions contained in this Section 5 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns and shall be enforced to the fullest extent of the law applicable at the time that Company deems it necessary or advisable to enforce the restrictive covenants and other provisions of this Section 5.

5.7           Injunctive Relief; Damages.  Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants in this Section 5, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by the Executive, by injunctions and restraining orders.  Nothing herein shall be construed as prohibiting the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

5.8           Severability; Reformation; Independent Covenants. The covenants in this Section 5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed. Each covenant and agreement of Executive in this Section 5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action by the Executive against the Company (including the affiliates thereof), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants or agreements.  It is specifically agreed that the periods of restriction during which the agreements and covenants of the Executive made in this Section 5 shall be effective, shall be computed by extending such periods by the amount of time during which the Executive is in violation of any provision of Section 5. The covenants contained in this Section 5 shall not be affected by any breach of any other provision hereof by any party hereto.

5.9           Survival.  The obligations of the parties under this Section 5 shall survive the termination of this Agreement.

6.            TERMINATION OF THE AGREEMENT.

6.1           Termination for Cause.  The Company may terminate Executive’s employment under this Agreement for “Cause,” at any time, for any of the following reasons: (i) Executive’s commission of any act of fraud, embezzlement or dishonesty, (ii) Executive’s unauthorized use or disclosure of any confidential information or trade secrets of the Company, (iii) any intentional misconduct or violation of the Company’s Code of Business Ethics and Conduct by Executive which has a materially adverse effect upon the Company’s business or reputation, (iv) Executive’s continued failure to perform the major duties, functions and responsibilities of Executive’s position after written notice from the Company identifying the deficiencies in Executive’s performance and a reasonable cure period of not less than thirty (30) days or (v) a material breach of Executive’s fiduciary duties as an officer of the Company.

6.2           Effect of Termination for Cause.  In the event of termination of Executive for cause as set forth in Section 6.1, or a voluntary termination by Executive, Executive shall have no right to any bonuses, salaries, benefits or entitlements other than those accrued or required by law or specifically provided under the terms of the applicable agreement, instrument or plan document.  Payment of any further bonuses or other salaries claimed by Executive will be in the sole and absolute discretion of the Board of Directors of the Company and Executive will have no entitlement thereto.

6.3           Disability and Death.  If during the Employment Period Executive should die or suffer any physical or mental illness that renders him incapable of fulfilling his obligations under this Agreement, and such incapacity exists or may properly and reasonably be expected to exist for more than one hundred eighty (180) calendar days in the aggregate, the Company may, upon five (5) calendar days written notice to Executive, terminate this Agreement. Such incapacity shall be determined by a licensed physician selected by Company.  The determination of the physician that Executive is incapable of fulfilling his obligations under this Agreement shall be final and binding in the absence of fraud or manifest error.  In the event of termination under this Section 6.3, Executive, or his estate, shall be entitled to an amount equal to two (2) months Salary and any other accrued compensation, including, without limitation, plus A Pro-Rated Bonus (determined in the same manner as in Section 6.5(ii) below except substituting two (2) months for four (4) months) and such additional benefits, if any, as may be approved by the Company’s Board of Directors. Executive, or his estate, shall, upon termination under the terms of this Section 6.3, be further entitled to additional compensation, to be calculated on a pro rata basis according to the number of accrued vacation days, if any, not taken by Executive during the year defined for the purposes of vacation, in which Executive was terminated.

6.4           Voluntary Termination by Executive at the End of the Employment Term.  Subject to Section 6.4 of this Section 6, in the event of voluntary termination by Executive at the end of the Employment Period, Executive shall be entitled only to those amounts that have accrued to the date of termination or are expressly payable under the terms of the Company’s applicable benefit plans or are required by applicable law.  The Company may, in its sole and absolute discretion, confer such other benefits or payments as it determines, but Executive shall have no entitlement thereto.

6.5           Termination by Company during the Employment Term.  Subject to Section 6.5 of this Section 6, in the event of termination by the Company other than at the end of the Employment Term, other than for Cause under Section 6.1, Executive shall be entitled to (i) an amount equal to four (4) months annual base salary paid in accordance with the Company’s regular payroll practices, (ii) a Pro-Rated Bonus which shall be the product of (I) any Bonuses or Awards described in Sections 4.2 and 4.3, which Executive can show that he reasonably would have received had Executive remained in such Executive capacity with the Company through the end of the calendar year or four (4) months after the Date of Termination, whichever is greater, in which occurs Executive’s Date of Termination, multiplied by (II) a fraction, the numerator of which is the number of days in the calendar year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, but only to the extent not previously vested, exercise and/or paid; provided that any payments pursuant to this Section 6.5(ii) shall be made within 30 days following the end of the calendar year in which occurs Executive’s Date of Termination; (iii) for four (4) months following the Date of Termination, Company shall continue to provide medical and dental benefits only to Executive (and, to the extent applicable, to Executive's family) on the same basis as such benefits are provided during such period to the senior executive officers of Company; provided, however, that if Company’s welfare plans do not permit such coverage, Company will provide Executive the medical benefits (with the same after tax effect) outside of such plans, and (iv) to the extent not theretofore paid or provided, Company shall timely pay or provide to Executive any other amounts or benefits which Executive is entitled to receive through the Date of Termination under any plan, program, policy or practice or contract or agreement, including accrued vacation to the extent unpaid (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

6.6           Termination Following Change in Control.  If the Company or any successor terminates this Agreement at any time during the Employment Period following a Change in Control of the Company: Executive shall be entitled to (i) an amount equal to one year Annual Base Salary or the Annual Base Salary which would otherwise be payable over the remaining term of this Agreement, whichever is lesser; (ii) any Bonuses that Executive can show that he reasonably would have received had the Company not undergone a change in control for the particular calendar year in which the change in control took place; (iii) any Awards (including substituted shares of the acquiring or surviving Company in the case of a merger or acquisition) held by Executive that have not vested in accordance with their terms, which Executive can show that reasonably would have vested had the Company not undergone a change in control for the particular calendar year in which the change in control took place, will become fully vested and exercisable at the time of such termination.

7.           DEFINITIONS.  As used in this Agreement, the following terms shall have the following meanings:

7.1           "Change in Control" means an Ownership Change Event or series of related Ownership Change Events (collectively, a "Transaction") in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction, direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the Company or, in the case of an Ownership Change Event, the entity to which the assets of the Company were transferred.  An "Ownership Change Event" shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange by the stockholders of the Company of all or substantially all of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company); or (iv) a liquidation or dissolution of the Company. The sole exception to Change in Control and Ownership Change Event as described above shall be any Change in Control or Ownership Change Event that may result from the death or incapacity of Richard J. Kurtz wherein his interest is transferred to his heirs only.  In such event for the purposes hereof, no Change in Control or Ownership Change Event shall be deemed to have occurred.

8.               ASSIGNMENT. Executive shall not have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

9.               GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to its conflict of laws principles to the extent that such principles would require the application of laws other than the laws of the State of Texas.  Venue for any action brought hereunder shall be exclusively in Harris County, Texas and the parties hereto waive any claim that such forum is inconvenient.

10.              ARBITRATION.  Any dispute between the parties to this Agreement in connection with, arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to Executive's employment hereunder, shall be exclusively resolved by binding statutory arbitration. Such dispute shall be submitted to arbitration in the city of Houston, County of Harris, state of Texas, before a panel of three neutral arbitrators in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto. Judgment upon any arbitration award may be entered in any court of competent jurisdiction.

11.              ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company with respect to such subject matter.  This Agreement may not be modified in any way unless by written instrument signed by both the Company and the Executive. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

12.              NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to Company, addressed to Corporate Secretary at Intercontinental Business Park, 15402 Vantage Parkway East, Suite 322, Houston, Texas 77032, and (ii) if to Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

13.              BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

14.              SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof.  If any invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

15.              CONSTRUCTION. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing the drafting hereof, each party having been given the opportunity to be represented by counsel of their choice in connection with the negotiation of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LAPOLLA INDUSTRIES, INC.
WITNESS

By:
Name: Douglas J. Kramer
Title: President and CEO

WITNESS	EXECUTIVE

By:
Name: Ted J. Medford